EXHIBIT 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Pipeline Holdings, L.P. on Form 10-K for the years ended December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Holdings, L.P. on Form S-8 (File No. 33-138589, effective November 9, 2006) and on Form S-3 (File No. 33-146587, effective November 28, 2007).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 27, 2009